EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-XXXXX) and related Prospectus of Nationwide Health Properties, Inc. for the registration of $1,250,000,000 in one or more series of debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock, common stock, or warrants to purchase common stock and to the incorporation by reference therein of our reports dated February 18, 2005, with respect to the consolidated financial statements and schedules of Nationwide Health Properties, Inc., Nationwide Health Properties, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nationwide Health Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Irvine, California

August 5, 2005